Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
CM REIT, Inc.
Henderson, Nevada
We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated July 10, 2009, relating to the consolidated balance sheet of CM REIT, Inc., which is contained in that Prospectus.
We also consent to the reference to us under the caption “Experts” in the Prospectus.

Savannah, Georgia
August 26, 2009